Amendment

to the Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and BlueBay Asset Management LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and BlueBay Asset Management LLP (“Sub-Adviser”), a Limited Liability Partnership existing under the laws of the United Kingdom and a registered investment adviser.

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

          Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

          Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL Multi-Manager Alterative Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

          Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2017, attached hereto.

2.
Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

          In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of January 1, 2017.

Jackson National Asset Management, LLC		BlueBay Asset Management LLP

By:	/s/ Mark D. Nerud	By:	/s/ James Brace
Name:	Mark D. Nerud	Name:	James Brace
Title:	President and CEO	Title:	Partner, General Counsel

Schedule B
Dated January 1, 2017
 (Compensation)

JNL Multi-Manager Alternative Fund
Fees Omitted

*          For the portion of the Average Daily Net Assets managed by BlueBay Asset Management LLP.

B-1